Exhibit 99.1

Chubb Limited Bärengasse 32 CH-8001 Zurich Switzerland	www.chubb.com @Chubb

News Release

Chubb Reports Second Quarter Net Income Per Share of $2.76;

Core Operating Income Per Share of $2.68, up 7.2%; Net Premiums

Written of $8.0 Billion, Up 5.7%; Annualized ROE and Core Operating

ROE of 10.1% and 9.8%, Respectively

•	Net income and core operating income were both $1.3 billion.

•	P&C net premiums written increased 5.6% to $7.5 billion and Global P&C net premiums written, which excludes Agriculture, increased 6.1% to $7.1 billion.

•	P&C combined ratio was 88.4% compared with 88.0% prior year. P&C current accident year combined ratio excluding catastrophe losses was 88.1% compared with 87.5% prior year. P&C underwriting income was $824 million, up 2.1%.

•	Adjusted net investment income was $890 million, pre-tax, up 4.0%.

•	Operating cash flow was $1.6 billion.

ZURICH – July 24, 2018 – Chubb Limited (NYSE: CB) today reported net income for the quarter ended June 30, 2018 of $1,294 million, or $2.76 per share, compared with $1,305 million, or $2.77 per share, for the same quarter last year. Core operating income was $1,253 million, or $2.68 per share, compared with $1,180 million, or $2.50 per share, for the same quarter last year. The property and casualty (P&C) combined ratio was 88.4%. Book value per share decreased 0.1% and tangible book value per share increased 0.5% from March 31, 2018 and now stand at $109.97 and $66.00, respectively. Book value and tangible book value per share growth were unfavorably impacted by realized and unrealized losses of $407 million after-tax in the company’s investment portfolio, driven by rising interest rates. In addition, foreign currency movement (FX) unfavorably impacted book value by $457 million after-tax and tangible book value by $200 million after-tax.

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Chubb Limited News Release

Chubb Limited

Second Quarter Summary

(in millions, except per share amounts)

(Unaudited)

				(Per Share - Diluted)
	2018	2017	Change	2018	2017	Change
Net income	$1,294	$1,305	(0.8)%	$2.76	$2.77	(0.4)%
Chubb integration expenses, net of tax	10	50	(80.0)%	0.02	0.10	(80.0)%
Amortization of fair value adjustment of acquired invested assets and long-term debt, net of tax	41	52	(21.2)%	0.09	0.11	(18.2)%
Adjusted net realized (gains) losses, net of tax	(92)	(227)	(59.5)%	(0.19)	(0.48)	(60.4)%
Core operating income, net of tax	$1,253	$1,180	6.2%	$2.68	$2.50	7.2%

For the three months ended June 30, 2018 and 2017, the tax expenses (benefits) related to the table above were $(3) million and $(22) million, respectively, for Chubb integration expenses; $(11) million and $(20) million, respectively, for amortization of fair value adjustment of acquired invested assets and long-term debt; $14 million and $19 million, respectively, for adjusted net realized gains and losses; and $218 million and $223 million, respectively, for core operating income.

For the six months ended June 30, 2018, net income was $2,376 million, or $5.07 per share, compared with $2,398 million, or $5.08 per share, for 2017. Core operating income was $2,350 million, or $5.01 per share, compared with $2,355 million, or $4.99 per share, for 2017. The P&C combined ratio was 89.2% for the six months ended June 30, 2018. Book value per share decreased 0.3% and tangible book value per share increased 0.2% from December 31, 2017. Book value and tangible book value per share were unfavorably impacted by net realized and unrealized losses of $1,345 million after-tax in the company’s investment portfolio. In addition, FX unfavorably impacted book value by $147 million after-tax and tangible book value by $64 million after-tax.

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Chubb Limited News Release

Chubb Limited

Six Months Ended Summary

(in millions, except per share amounts)

(Unaudited)

				(Per Share - Diluted)
	2018	2017	Change	2018	2017	Change
Net income	$2,376	$2,398	(0.9)%	$5.07	$5.08	(0.2)%
Chubb integration expenses, net of tax	18	124	(85.5)%	0.04	0.26	(84.6)%
Amortization of fair value adjustment of acquired invested assets and long-term debt, net of tax	91	107	(15.0)%	0.19	0.23	(17.4)%
Adjusted net realized (gains) losses, net of tax	(135)	(274)	(50.7)%	(0.29)	(0.58)	(50.0)%
Core operating income, net of tax	$2,350	$2,355	(0.2)%	$5.01	$4.99	0.4%

For the six months ended June 30, 2018 and 2017, the tax expenses (benefits) related to the table above were $(5) million and $(59) million, respectively, for Chubb integration expenses; $(20) million and $(44) million, respectively, for amortization of fair value adjustment of acquired invested assets and long-term debt; $11 million and $17 million, respectively, for adjusted net realized gains and losses; and $367 million and $414 million, respectively, for core operating income.

Evan G. Greenberg, Chairman and Chief Executive Officer of Chubb Limited, commented: “Chubb’s second quarter after-tax core operating income per share was up over 7% from prior year, driven by excellent underwriting and investment results. Our 88.4% P&C combined ratio benefited from current accident year results and positive prior year reserve releases, while adjusted net investment income was up 4%.

“P&C net premiums written increased 5.6% in the quarter, with strong performances in many of our businesses globally such as our U.S. commercial and personal lines divisions and our Asia and Latin America P&C operations, both of which generated double-digit growth. We are benefiting from contributions that are only possible because of the scale and capabilities created by today’s Chubb. This includes a number of growth initiatives, by example, in our North American and international middle market and small commercial divisions, and the level of investment we are making in our digital efforts to improve our competitive profile.

“We are taking advantage of market conditions that continue to improve in the U.S. and some territories outside the U.S. with commercial P&C price increases this quarter in those locations the best we’ve seen in some time. We wrote more new business while renewing our customers at record retention levels. In sum, our organization is running on all cylinders and we’re optimistic about our ability to continue to perform at a high level.”

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Chubb Limited News Release

Operating highlights for the quarter ended June 30, 2018 were as follows:

Chubb Limited (in millions of U.S. dollars except for percentages)	Q2 2018	Q2 2017	Change
P&C
Net premiums written (including favorable FX of 1.5 pts)	$7,450	$7,058	5.6%
Net premiums written – excluding merger-related actions			6.2%
Underwriting income	$824	$808	2.1%
Combined ratio	88.4%	88.0%
Current accident year underwriting income excluding catastrophe losses	$844	$838	0.8%
Current accident year combined ratio excluding catastrophe losses	88.1%	87.5%

Global P&C (excludes Agriculture)
Net premiums written (including favorable FX of 1.5 pts)	$7,062	$6,655	6.1%
Net premiums written – excluding merger-related actions			6.8%
Underwriting income	$781	$785	(0.4)%
Combined ratio	88.4%	87.7%
Current accident year underwriting income excluding catastrophe losses	$799	$807	(0.9)%
Current accident year combined ratio excluding catastrophe losses	88.2%	87.4%

•	The year-over-year increase in certain large structured transactions adversely impacted the P&C combined ratio by 0.3 percentage point, comprising a 1.0 percentage point increase in the loss ratio and a 0.7 percentage point decrease in the expense ratio.

•	Net premiums earned increased 5.9%.

•	Total pre-tax and after-tax catastrophe losses were $211 million (3.0 percentage points of the combined ratio) and $173 million, respectively, compared with $200 million (3.0 percentage points of the combined ratio) and $152 million, respectively, last year.

•	Total pre-tax and after-tax favorable prior period development were $191 million (2.7 percentage points of the combined ratio) and $158 million, respectively, compared with $170 million (2.5 percentage points of the combined ratio) and $144 million, respectively, last year.

•	Adjusted net investment income was $890 million, up 4.0%, which was just above the guidance range due to higher-than-projected private equity distributions.

•	Operating cash flow was $1.6 billion.

•	Share repurchases totaled $324 million, or approximately 2.4 million shares, during the quarter.

•	Net loss reserves increased $194 million adjusted for FX.

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Chubb Limited News Release

Details of financial results by business segment are available in the Chubb Limited Financial Supplement. Key segment items for the quarter ended June 30, 2018 are presented below:

Chubb Limited	Q2	Q2
(in millions of U.S. dollars except for percentages)	2018	2017	Change
Total North America P&C Insurance
Net premiums written	$5,054	$4,861	4.0%
Net premiums written – excluding merger-related actions			4.9%
Combined ratio	86.0%	86.9%
Current accident year combined ratio excluding catastrophe losses	85.4%	84.9%

North America Commercial P&C Insurance
Net premiums written	$3,331	$3,203	4.0%
Net premiums written – excluding merger-related actions			5.4%
Net premiums written – Major accounts retail and excess and surplus (E&S) wholesale			3.8%
Net premiums written – Middle market and small commercial			4.4%
Combined ratio	85.0%	85.2%
Current accident year combined ratio excluding catastrophe losses	87.4%	86.1%

North America Personal P&C Insurance
Net premiums written	$1,335	$1,255	6.4%
Combined ratio	88.6%	89.6%
Current accident year combined ratio excluding catastrophe losses	79.3%	79.3%

North America Agricultural Insurance
Net premiums written	$388	$403	(3.7)%
Combined ratio	87.9%	93.3%
Current accident year combined ratio excluding catastrophe losses	87.2%	91.1%

Overseas General Insurance
Net premiums written (including favorable FX of 4.5 pts)	$2,199	$2,007	9.6%
Combined ratio	88.9%	87.3%
Current accident year combined ratio excluding catastrophe losses	91.0%	91.2%

•	North America Commercial P&C Insurance: Net premiums written in the middle market and small commercial divisions increased 4.4%. This growth reflects a 5.7% increase in P&C lines and an increase of 1.6% in financial lines. Net premiums written in the small commercial division increased 26.5%.
•	Global Reinsurance: Net premiums written increased 3.8%, or 1.5% in constant dollars. The combined ratio was 79.3%, compared with 60.2%. The current accident year combined ratio excluding catastrophe losses was 83.5%, compared with 77.0%, reflecting a shift in the mix of business from property catastrophe business towards casualty business, which generally has a higher loss ratio.

•	Life Insurance: Segment income was $77 million, up 51.2%, which included International life insurance income of $25 million, up $16 million, or 168.2%. International life insurance net premiums written and deposits collected increased 18.7%, or 16.0% in constant dollars. Combined Insurance North America segment income was $37 million, up 9.2%, and net premiums written increased 6.9%.

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Chubb Limited News Release

Please refer to the Chubb Limited Financial Supplement, dated June 30, 2018, which is posted on the company’s investor relations website, investors.chubb.com, in the Financials section for more detailed information on individual segment performance, together with additional disclosure on reinsurance recoverable, loss reserves, investment portfolio, and debt and capital.

Chubb Limited will hold its second quarter earnings conference call on Wednesday, July 25, 2018, beginning at 8:30 a.m. Eastern. The earnings conference call will be available via live webcast at investors.chubb.com or by dialing 888-204-4368 (within the United States) or 323-994-2082 (international), passcode 9463834. Please refer to the Chubb investor relations website under Events and Presentations for details. A replay of the call will be available until Wednesday, August 8, 2018, and the archived webcast will be available for approximately one month. To listen to the replay, please click here to register and receive dial-in numbers.

About Chubb

Chubb is the world’s largest publicly traded property and casualty insurance company. With operations in 54 countries and territories, Chubb provides commercial and personal property and casualty insurance, personal accident and supplemental health insurance, reinsurance and life insurance to a diverse group of clients. As an underwriting company, we assess, assume and manage risk with insight and discipline. We service and pay our claims fairly and promptly. The company is also defined by its extensive product and service offerings, broad distribution capabilities, exceptional financial strength and local operations globally. Parent company Chubb Limited is listed on the New York Stock Exchange (NYSE: CB) and is a component of the S&P 500 index. Chubb maintains executive offices in Zurich, New York, London and other locations, and employs approximately 31,000 people worldwide. Additional information can be found at: www.chubb.com.

Investor Contact

Helen Wilson: (441) 299-9283; helen.wilson@chubb.com

Media Contact

Jeffrey Zack: (212) 827-4444; jeffrey.zack@chubb.com

All comparisons are with the same period last year unless otherwise specifically stated.

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Chubb Limited News Release

Regulation G - Non-GAAP Financial Measures

In presenting our results, we included and discussed certain non-GAAP measures. These non-GAAP measures, which may be defined differently by other companies, are important for an understanding of our overall results of operations and financial condition. However, they should not be viewed as a substitute for measures determined in accordance with generally accepted accounting principles (GAAP).

Throughout this document there are various measures presented on a constant-dollar basis (i.e., excludes the impact of foreign exchange (FX)). We believe it is useful to evaluate the trends in our results exclusive of the effect of fluctuations in exchange rates between the U.S. dollar and the currencies in which our international business is transacted, as these exchange rates could fluctuate significantly between periods and distort the analysis of trends. The impact is determined by assuming constant foreign exchange rates between periods by translating prior period results using the same local currency exchange rates as the comparable current period.

Adjusted net investment income is net investment income excluding the amortization of the fair value adjustment on acquired invested assets, which was $62 million in Q2 2018. Refer to page 3 in the Financial Supplement for the fair value adjustment in other periods. We believe this measure is meaningful as it highlights the underlying performance of our invested assets and portfolio management in support of our lines of business.

Adjusted net realized gains (losses), net of tax includes net realized gains (losses) and net realized gains (losses) recorded in other income (expense) related to unconsolidated subsidiaries, and excludes realized gains and losses on crop derivatives. These derivatives were purchased to provide economic benefit, in a manner similar to reinsurance protection, in the event that a significant decline in commodity pricing impacts underwriting results. We view gains and losses on these derivatives as part of the results of our underwriting operations, and therefore realized gains (losses) from these derivatives are reclassified to adjusted losses and loss expenses. The P&C combined ratio includes adjusted losses and loss expenses in the ratio numerator.

Underwriting income, P&C underwriting income and Global P&C underwriting income are calculated by subtracting losses and loss expenses, policy benefits, policy acquisition costs and administrative expenses from net premiums earned. P&C underwriting income also includes gains (losses) on crop derivatives. We use underwriting income and operating ratios to monitor the results of our operations without the impact of certain factors, including adjusted net investment income, other income (expense), interest and income tax expense and adjusted net realized gains (losses).

Current accident year underwriting income excluding catastrophe losses is underwriting income adjusted to exclude catastrophe losses and prior period development (PPD). We believe it is useful to exclude catastrophe losses, as they are not predictable as to timing and amount, and PPD as these unexpected loss developments on historical reserves are not indicative of our current underwriting performance. We believe the use of these measures enhances the understanding of our results of operations by highlighting the underlying profitability of our insurance business.

Segment income (loss) includes underwriting income, adjusted net investment income, other income (expense) – operating, and amortization expense of purchased intangibles.

Core operating income, net of tax excludes adjusted realized gains and losses, Chubb integration expenses, and the amortization of the fair value adjustments of acquired debt and invested assets related to the Chubb Corp acquisition. We believe this presentation enhances the understanding of our results of operations by highlighting the underlying profitability of our insurance business. We exclude adjusted net realized gains (losses) because the amount of these gains (losses) is heavily influenced by the availability of market opportunities. We also exclude Chubb integration expenses

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Chubb Limited News Release

related to the acquisition due to the size, complexity, and volume of this acquisition, which may not be indicative of such future costs. We believe that excluding the Chubb integration expenses facilitates the comparison of our financial results to our historical operating results. References to core operating income mean net of tax, whether or not noted.

P&C combined ratio is the sum of the loss and loss expense ratio, acquisition cost ratio and the administrative expense ratio excluding the life business and including the realized gains and losses on the crop derivatives. These derivatives were purchased to provide economic benefit, in a manner similar to reinsurance protection, in the event that a significant decline in commodity pricing will impact underwriting results. We view gains and losses on these derivatives as part of the results of our underwriting operations.

Current accident year P&C combined ratio excluding catastrophe losses excludes the impact of catastrophe losses and PPD. We believe this measure provides a better evaluation of our underwriting performance and enhances the understanding of the trends in our property and casualty business that may be obscured by these items.

Global P&C performance metrics comprise consolidated operating results (including corporate) and exclude the operating results of the company’s Life Insurance and North America Agricultural Insurance segments. We believe that these measures are useful and meaningful to investors as they are used by management to assess the company’s global P&C operations which are the most economically similar. We exclude the North America Agricultural Insurance and Life Insurance segments because the results of these businesses do not always correlate with the results of our global P&C operations.

International life gross and net premiums written and deposits collected and Life Insurance gross and net premiums written measures presented in this release includes deposits collected on universal life and investment contracts (life deposits). Life deposits are not reflected as revenues in our consolidated statements of operations in accordance with GAAP. However, we include life deposits in presenting growth in our life insurance business because new life deposits are an important component of production and key to our efforts to grow our business.

Core operating return on equity (ROE) or ROE calculated using core operating income are annualized financial measures. The ROE numerator includes income adjusted to exclude after-tax adjusted net realized gains (losses), Chubb integration expenses, and the amortization of the fair value adjustment of acquired invested assets and long-term debt. The ROE denominator includes the average shareholders’ equity for the period adjusted to exclude unrealized gains (losses) on investments, net of tax. Core operating ROE is a useful measure as it enhances the understanding of the return on shareholders’ equity by highlighting the underlying profitability relative to shareholders’ equity excluding the effect of unrealized gains and losses on our investments.

Net premiums written excluding merger-related actions is a non-GAAP performance measure. Since the acquisition of the Chubb Corp, we have entered into new reinsurance agreements with third-party reinsurers for the Chubb Corp businesses and have taken other merger-related actions, including exiting certain types of business that do not meet our underwriting standards or adhere to our risk diversification strategy. We believe that this measure is meaningful to evaluate trends in our underlying business on a comparable basis.

Book value per common share, net of tax is shareholders’ equity divided by the shares outstanding. Tangible book value per common share, net of tax is shareholders’ equity less goodwill and other intangible assets, net of tax, divided by the shares outstanding. We believe that goodwill and other intangible assets are not indicative of our underlying insurance results or trends and make book value comparisons to less acquisitive peer companies less meaningful. In addition, we

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Chubb Limited News Release

disclose per share measures for book value and tangible book value that exclude the impact of foreign currency fluctuations in order to adjust for the distortive effects of fluctuations in exchange rates.

Other income (expense) – operating excludes from consolidated Other income (expense) the portion of net realized gains and losses related to unconsolidated entities and gains and losses from fair value changes in separate account assets that do not qualify for separate account reporting under GAAP. Net realized gains (losses) related to unconsolidated entities is excluded from core operating income in order to enhance the understanding of our results of underwriting operations as they are heavily influenced by, and fluctuate in part according to, market conditions.

Chubb integration expenses include all internal and external costs directly related to the integration activities of the Chubb Corp acquisition, consisting primarily of personnel-related expenses, including severance and employee retention and relocation; consulting fees; and advisor fees.

See reconciliation of Non-GAAP Financial Measures on pages 31-37 in the Financial Supplement. These measures should not be viewed as a substitute for measures determined in accordance with GAAP, including premium, net income, return on equity, net investment income, and effective tax rate.

NM - not meaningful comparison

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Chubb Limited News Release

Cautionary Statement Regarding Forward-Looking Statements:

Forward-looking statements made in this press release, such as those related to company performance, including 2018 performance and growth opportunities, pricing, taxes, economic and market conditions, and our expectations and intentions and other statements that are not historical facts reflect our current views with respect to future events and financial performance and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements involve risks and uncertainties that could cause actual results to differ materially, including without limitation, the following: competition, pricing and policy term trends, the levels of new and renewal business achieved, the frequency and severity of unpredictable catastrophic events, actual loss experience, uncertainties in the reserving or settlement process, integration activities and performance of acquired companies, loss of key employees or disruptions to our operations, new theories of liability, judicial, legislative, regulatory and other governmental developments, litigation tactics and developments, investigation developments and actual settlement terms, the amount and timing of reinsurance recoverable, credit developments among reinsurers, rating agency action, possible terrorism or the outbreak and effects of war, economic, political, regulatory, insurance and reinsurance business conditions, potential strategic opportunities including acquisitions and our ability to achieve and integrate them, as well as management’s response to these factors, and other factors identified in our filings with the Securities and Exchange Commission (SEC).

Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the dates on which they are made. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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Chubb Limited News Release

Chubb Limited

Summary Consolidated Balance Sheets

(in millions of U.S. dollars, except per share data)

(Unaudited)

	June 30 2018	December 31 2017
Assets
Investments	$101,186	$102,444
Cash	1,000	728
Insurance and reinsurance balances receivable	10,341	9,334
Reinsurance recoverable on losses and loss expenses	14,792	15,034
Goodwill and other intangible assets	21,759	22,054
Other assets	18,456	17,428

Total assets	$167,534	$167,022

Liabilities
Unpaid losses and loss expenses	$62,778	$63,179
Unearned premiums	15,748	15,216
Other liabilities	38,037	37,455

Total liabilities	$116,563	$115,850

Shareholders’ equity
Total shareholders’ equity	50,971	51,172

Total liabilities and shareholders’ equity	$167,534	$167,022

Book value per common share	$109.97	$110.32
Tangible book value per common share	$66.00	$65.87
Book value per common share excluding cumulative translation losses (1)	$112.95	$112.88
Tangible book value per common share excluding cumulative translation losses (1)	$68.21	$67.84

(1)	Cumulative translation losses were $1.4 billion in 2018 ($1.0 billion on tangible and $356 million on intangible net assets) and $1.2 billion in 2017 ($914 million on tangible and $273 million on intangible net assets).

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Chubb Limited News Release

Chubb Limited

Summary Consolidated Financial Data

(in millions of U.S. dollars, except share, per share data, and ratios)

(Unaudited)

	Three Months Ended		Six Months Ended
	June 30		June 30
	2018	2017	2018	2017
Gross premiums written	$9,929	$9,305	$18,662	$17,706
Net premiums written	8,015	7,581	15,119	14,291
Net premiums earned	7,664	7,237	14,691	14,009
Losses and loss expenses	4,487	4,146	8,589	7,935
Policy benefits	150	163	301	331
Policy acquisition costs	1,464	1,449	2,928	2,846
Administrative expenses	747	706	1,439	1,382
Net investment income	828	770	1,634	1,515
Net realized gains (losses)	18	101	16	94
Interest expense	167	147	324	301
Other income (expense):
Gains (losses) from separate account assets	(10)	16	(4)	46
Other	125	129	166	169
Amortization of purchased intangibles	85	65	170	129
Chubb integration expenses	13	72	23	183
Income tax expense	218	200	353	328

Net income	$1,294	$1,305	$2,376	$2,398

Diluted earnings per share:
Net income	$2.76	$2.77	$5.07	$5.08
Core operating income	$2.68	$2.50	$5.01	$4.99

Weighted average diluted shares outstanding	468.4	471.9	469.0	472.1

P&C combined ratio
Loss and loss expense ratio	60.4%	59.0%	60.2%	58.2%
Policy acquisition cost ratio	18.6%	19.6%	19.6%	20.0%
Administrative expense ratio	9.4%	9.4%	9.4%	9.6%

P&C combined ratio	88.4%	88.0%	89.2%	87.8%

P&C underwriting income	$824	$808	$1,466	$1,591

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Chubb Limited News Release

Chubb Limited

Consolidated Supplemental Segment Information

(in millions of U.S. dollars)

(Unaudited)

	Three Months Ended		Six Months Ended

	June 30		June 30
	2018	2017	2018	2017
Gross Premiums Written
North America Commercial P&C Insurance	$4,322	$4,077	$8,000	$7,730
North America Personal P&C Insurance	1,489	1,409	2,670	2,554
North America Agricultural Insurance	543	569	748	736
Overseas General Insurance	2,743	2,465	5,615	5,139
Global Reinsurance	233	228	438	440
Life Insurance (1)	991	873	1,962	1,733

Total	$10,321	$9,621	$19,433	$18,332

Net Premiums Written
North America Commercial P&C Insurance	$3,331	$3,203	$6,143	$5,933
North America Personal P&C Insurance	1,335	1,255	2,383	2,239
North America Agricultural Insurance	388	403	496	464
Overseas General Insurance	2,199	2,007	4,583	4,219
Global Reinsurance	197	190	390	389
Life Insurance (1)	957	839	1,895	1,673

Total	$8,407	$7,897	$15,890	$14,917

Net Premiums Earned
North America Commercial P&C Insurance	$3,277	$3,099	$6,306	$6,140
North America Personal P&C Insurance	1,156	1,093	2,296	2,179
North America Agricultural Insurance	351	344	394	358
Overseas General Insurance	2,161	2,018	4,268	3,954
Global Reinsurance	167	168	335	357
Life Insurance	552	515	1,092	1,021

Total	$7,664	$7,237	$14,691	$14,009

Segment income (loss)
North America Commercial P&C Insurance	$1,015	$952	$1,942	$1,889
North America Personal P&C Insurance	187	164	195	386
North America Agricultural Insurance	41	21	143	113
Overseas General Insurance	396	396	732	625
Global Reinsurance	106	131	228	227
Life Insurance	77	52	141	114
Corporate	(174)	(153)	(318)	(259)

Total	$1,648	$1,563	$3,063	$3,095

(1)	Life Insurance gross and net premiums written includes deposits collected on universal life and investment contracts in 2018 (Q2 $392 million, YTD $771 million) and 2017 (Q2 $316 million, YTD $626 million).

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